EXHIBIT 99.1

PURE EARTH, INC. ANNOUNCES DATE OF 2009 ANNUAL MEETING OF
STOCKHOLDERS AND STOCKHOLDER PROPOSAL DEADLINE

Trevose, PA, April 3, 2009 Pure Earth, Inc. (PREA.OB) (the “Company”) today announced plans to hold its 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) on Wednesday, June 17, 2009 at 2:00 p.m., local time, at the Radisson Hotel Philadelphia Northeast located at 2400 Old Lincoln Highway, Trevose, Pennsylvania 19053. The Company notes that stockholders of record as of the close of business on April 29, 2009 will be entitled to attend and vote at the 2009 Annual Meeting or any adjournment or postponement thereof.

Because the Company did not hold an annual meeting of stockholders in 2008, the Company has, in accordance with its bylaws, announced that the deadline for the receipt of stockholder proposals and nominations for election of directors for the 2009 Annual Meeting is April 13, 2009. In order to be brought before the 2009 Annual Meeting, any such proposals or nominations must be received by the Corporate Secretary at the Company’s principal executive office at One Neshaminy Interplex, Suite 201, Trevose, Pennsylvania 19053 no later than that date. Such proposals or nominations must comply in all respects with the requirements contained in the Company’s bylaws, and the Company may reject any proposal or nomination that does not comply with these requirements.

Pure Earth, Inc. is publicly-traded (PREA.OB) and headquartered in Trevose, Pennsylvania. Pure Earth, Inc. is a diversified environmental company that specializes in delivering innovative, green solutions, including specialized waste treatment, handling of contaminated soils and conversion of waste materials into usable products. In addition to its Trevose, Pennsylvania headquarters, Pure Earth has operations in New York, New Jersey, Rhode Island and Connecticut. For more information, the Company’s web site is “www.pureearthinc.com.”

Disclosures regarding forward looking statements:

Except for the historical information presented herein, the matters discussed in this press release contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or future financial performance. These statements can be identified by the use of forward-looking terminology such as “believes,” “plans,” “will,” “intends,” “seek,” “scheduled,” “future,” “potential,” “continue,” “estimates,” “anticipates,” “hopes,” “goal,” “objective,” “expects,” “may,” “should,” “could” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

The Company cautions you that no statements contained in this press release should be construed as a guarantee or assurance of future performance or results. You should not place undue reliance upon any forward-looking statements. Forward-looking statements involve risks and uncertainties, including the risk that the Company may not be able to hold its 2009 Annual Meeting when or as desired. The actual results achieved may differ materially from any forward-looking statements due to the effect of such risks and uncertainties. These forward-looking statements are based on current expectations, and, except as required by law, the Company assumes no obligation to update this information whether as a result of new information, future events or otherwise. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and in its annual report on Form 10-K for the year ended December 31, 2008 that attempt to advise interested parties of the risks that may affect the Company’s business, financial condition and results of operations.

Contact Information:

Mark S. Alsentzer, President and CEO
Pure Earth, Inc.
One Neshaminy Interplex, Suite 201
Trevose, PA 19053
Phone 215-639-8755
Fax 215-639-8756